Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into, effective as of December 31, 2018 (the "Effective Date"), by and between Orange County Bancorp, Inc., a Delaware corporation (the "Company"), Orange Bank & Trust Company, a wholly-owned subsidiary of the Company (the "Bank") and Michael J. Gilfeather ("Executive"). Any reference to the "Employer" in the Agreement shall mean the Bank and the Company.

WHEREAS, the Employer wishes to continue to employ the Executive for the period provided in this Agreement; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and the Company and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank and the Company, the parties desire to enter into this Agreement; and

WHEREAS, the Employer desires to set forth the rights and responsibilities of Executive and the compensation payable to Executive, as modified from time to time; and

WHEREAS, the Agreement will replace the employment agreement with the Employer dated March 18, 2014 and subsequently amended on September 30, 2015 ("Prior Agreement") in its entirety and the Employer shall have no further obligations to the Executive under the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the term of this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Bank and the Company ( collectively the "Executive Position"), and will perform the duties and will have all powers associated with such positions as commonly incident to such positions, as well as those delegated to Executive by the Board of Directors of the Bank or the Company ( collectively the "Board"). Notwithstanding the foregoing and subject to budgetary limits, the Executive shall have the authority to hire, compensate and terminate the Bank's staff, provided that the hiring (and the terms of employment with respect thereto) or termination of senior officers of the Bank that report directly to the Executive, shall be subject to the prior approval of the Compensation Committee of the Bank. Executive shall report directly to the Board. During the period provided in this Agreement, Executive also agrees to serve, if elected, as an officer or director of any subsidiary or affiliate of the Company and/or the Bank and in such capacity carry out such duties and responsibilities reasonably appropriate to that office. In addition, during the term of this Agreement the Executive may serve as a member of the Bank Board and Company Board and shall not receive any additional compensation or benefits for services as a member of such boards.

2.	TERM.

(a)            Term and Annual Renewal. The initial term of this Agreement and the period of Executive's employment hereunder shall begin as of the Effective Date and shall continue through December 31, 2021 (the "Initial Term"). Commencing on January 1, 2022 and continuing on each January 1st thereafter (the "Renewal Date"), the Initial Term shall extend automatically for one additional year, unless either party by written notice to the other given at least ninety (90) days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either party, this Agreement shall terminate as of the last day of the then current term. References herein to the "Term" shall mean the Initial Term, as the same may be renewed. Notwithstanding the preceding provisions of this Section, if a Change of Control (as defined in Section 5(a) hereof) occurs during the Term, the Term shall not end before the first anniversary of the date on which a Change of Control first becomes effective.

(b)           Membership on Other Boards or Organizations. During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties related to the Executive Position. Notwithstanding the preceding sentence, subject to the approval of the Board, Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Employer and its affiliates (as determined by the Board), or present any conflict of interest.

(c)           Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement.

3.            COMPENSATION, BENEFITS AND REIMBURSEMENT.

(a)           Base Salary. In consideration of Executive's performance of the responsibilities and duties set forth in this Agreement, the Employer will provide Executive the compensation specified in this Agreement. The Employer will pay or cause to be paid to the Executive a salary of $440,000 per year ("Base Salary"). Such Base Salary will be payable in accordance with the customary payroll practices of the Bank. During Term of this Agreement, the Board may consider increasing, but not decreasing, Executive's Base Salary as the Board deems appropriate. Any change in Base Salary will become the "Base Salary" for purposes of this Agreement.

(b)           Annual Bonus. For each fiscal year of the Bank during the Term, Executive shall be eligible to participate in the Bank's Annual Incentive Plan (or any successor thereto) (the "Annual Bonus Plan"). Executive's bonus opportunities under the Annual Bonus Plan shall be determined by the Compensation Committee of the Board of Directors of the Bank (the "Committee") with a target amount determined annually based on review of market data for similarly situated executives and subject to a minimum target equal to at least 35% of Base Salary for the applicable fiscal year (the "Target Bonus"). The actual amount of Executive's annual bonus shall depend upon the achievement of performance goals established by the Committee. However, the Committee may in its discretion increase Executive's annual bonus opportunity. Annual bonuses awarded to Executive under the Annual Bonus Plan are referred to herein as "Annual Bonuses." The payment of any such Annual Bonus shall be subject to all the terms and conditions of the applicable Annual Bonus Plan, including any underlying award agreement.

(c)            Long-Term Compensation. During each fiscal year during the Term, the Executive shall be granted the opportunity to earn a long-term incentive award pursuant to the Company's Long Term Incentive Program or any successor program thereto (the "LTIP"). Executive's annual LTIP award opportunity shall be determined by the Committee and subject to a minimum target opportunity equal to at least 20% of Base Salary for the applicable fiscal year. The terms and conditions of any LTIP award (such as the underlying performance goals) shall be subject to the LTIP, including any underlying award agreement. The Executive agrees and acknowledges that the actual value of any LTIP award will be based upon performance in relation to the performance goals used for the award. All LTIP awards granted during the Term will fully vest upon a Change in Control or non-renewal of this Agreement in accordance with Section 4(f) of this Agreement.

(d)            Supplemental Executive Retirement Plan. The Bank maintains a supplemental executive retirement plan ("SERP") for the benefit of a select group of management. The Executive shall commence participation in the SERP as of the Effective Date. The SERP shall be subject to all applicable laws, rules and regulations, as may exist from time to time. A copy of the SERP and related Participation Agreement is attached hereto as Exhibit A.

(e)             Other Benefit Plans. During the Term, Executive shall be entitled to participate, on the terms and conditions not less favorable to Executive than other similarly situated executives of the Bank generally, in the Bank's (A) tax-qualified retirement plans; (B) group life, health and disability insurance plans; and (C) any other employee benefit plans and programs and perquisites in accordance with the Bank's customary practices with respect to other similarly situated executives, provided that Executive's participation shall be subject to the terms of such plans and programs; and provided, further, that nothing herein shall limit the Bank's right to amend or terminate any such plans or programs.

(f)             Vacation. Executive will be entitled to four (4) weeks of paid vacation time each year during the term of this Agreement measured on a calendar year basis, in accordance with the Bank's customary practices, as well as sick leave, holidays and other paid absences in accordance with the Bank's policies and procedures for executives. Any unused paid time off during an annual period will be treated in accordance with the Bank's personnel policies as in effect from time to time.

(g)            Expense Reimbursements. The Bank will reimburse Executive for all reasonable travel, entertainment and other reasonable expenses incurred by Executive during the course of performing his obligations under this Agreement, including, without limitation, fees for memberships in such organizations as Executive and the Committee mutually agree are necessary and appropriate in connection with the performance of his duties under this Agreement, upon substantiation of such expenses in accordance with applicable policies and procedures of the Bank. Executive shall be provided a car allowance in the amount of $1,500 per month, with the expense of gas and maintenance incurred be paid or reimbursed to Executive by the Bank. In addition, Executive shall be entitled to reimbursement of membership fees and assessments with respect to a country club located in Orange County, New York relevant to Executive's business activities, as approved by the Compensation Committee of the Board. All reimbursements pursuant to this Section 3(g) shall be reimbursed upon presentation to the Bank of an itemized account of such expense in such form as the Bank may reasonably require.

(h)            Life Insurance. The Bank shall maintain a ten-year term life insurance policy in an amount equal to one million ($1,000,000.00) dollars for the benefit of the Executive, which may be continued by the Executive, at his own expense, upon the termination of his employment.

4.	TERMINATION AND TERMINATION PAY.

Subject to Section 5 of this Agreement which governs the occurrence of a Change in Control, Executive's employment under this Agreement may be terminated in the following circumstances:

(a)            Death. This Agreement shall terminate upon Executive's death, in which event the Employer's sole obligation shall be to pay Executive's estate or beneficiary any "Accrued Obligations." For purposes of this Agreement, "Accrued Obligations" shall mean: (1) any accrued and unpaid Base Salary of Executive through his date of death, payable pursuant to the Bank's standard payroll policies; (2) any earned and unpaid bonus of Executive under the Annual Bonus Plan for any completed fiscal year prior to his date of death; (3) any compensation and benefits to the extent payable to Executive based on Executive's participation in any compensation or benefit plan (including pursuant to any individual or group life insurance plan or policy), program or arrangement of the Bank through his date of death, payable in accordance with the terms of such plan, program or arrangement; and (4) any expense reimbursement to which Executive is entitled under the Bank's standard expense reimbursement policy (as applicable) in Section 3(g) hereof.

(b)            Disability. This Agreement shall terminate in the event Executive becomes "Totally Disabled." For purposes of this Agreement, Executive shall be "Totally Disabled" if Executive is deemed disabled for purposes of eligibility for receipt of disability benefits under the Bank's long-term disability plan, if any, or receipt of Social Security disability benefits. In the event Executive's employment is terminated due to becoming Totally Disabled, the Bank shall pay or provide Executive with any Accrued Obligations. In addition, Executive shall continue to receive his full Base Salary under Section 3(a) of this Agreement until he becomes eligible for and receives disability income under the long-term disability insurance coverage then in effect for the Executive. If Executive elects to continue his group health coverage with the Bank pursuant to COBRA, the Bank shall pay to Executive the "COBRA Payments" for a period of 18 months or, if earlier, until the date on which Executive receives substantially comparable coverage under another group health insurance plan. The "COBRA Payments" shall be monthly installment payments, each equal to the monthly COBRA premium in effect as of the date of Executive's termination of employment for the level of coverage in effect for Executive under the Bank's group health plan.

(c)           Termination for Cause. The Board may immediately terminate Executive's employment at any time for "Cause." In the event Executive's employment is terminated for Cause, the Employer's sole obligation shall be to pay or provide to Executive any Accrued Obligations. Termination for "Cause" shall mean termination because of, in the good faith determination of the Board, Executive's:

(i)            an act of fraud, embezzlement, or theft while employed by the Bank, or indictment or conviction of the Executive for, or plea of no contest to, a felony, conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the arrest and incarceration of Executive for acts by Executive involving moral turpitude;

(ii)           gross negligence, insubordination, disloyalty, or dishonesty in the performance of the Executive's duties as an officer of the Bank; willful or reckless failure by the Executive to adhere to the Bank's written policies; intentional wrongful damage by Executive to the business or property of the Company and the Bank, including without limitation its reputation, which in the Board's sole judgment causes material harm to the Company, the Bank or any of its affiliates;

(iii)          removal of Executive from office or permanent prohibition of Executive from participating in the affairs of the Bank by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1); or

(iv)          acts or omissions in the performance of Executive's duties having a material adverse effect on the Bank that were not done or omitted to be done in good faith or which involved intentional misconduct or a knowing violation of law.

(d)            Voluntary Termination by Executive without Good Reason. Executive may voluntarily terminate employment during the Term upon at least 30 days prior written notice to the Board. Except upon Executive's voluntary termination "With Good Reason" (as defined below), Executive shall have no right to receive any compensation or benefits under this Agreement or otherwise upon his voluntary termination of employment, except any Accrued Obligations, provided, however, that any unpaid Annual Bonus as of the date of termination shall be forfeited. The Bank may accelerate the date of termination upon receipt of written notice of Executive's voluntary termination.

(e)            Termination Without Cause or With Good Reason.

(i)	The Board may immediately terminate Executive's employment at any time for a reason other than Cause (a termination "Without Cause"), and Executive may, by written notice to the Board, terminate this Agreement at any time within 90 days following an event constituting "Good Reason," as defined below (a termination "With Good Reason"); provided, however, that the Bank shall have 30 days to cure the "Good Reason" condition, but the Bank may waive its right to cure. Any termination of Executive's employment shall have no effect on or prejudice the vested rights of Executive under the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which Executive was a participant.

(ii)	In the event of termination as described under Section 4(e)(i) and subject to the requirements of Section 4(e)(v), the Bank shall pay or provide to Executive any Accrued Obligations. In addition, the Bank shall pay Executive, or in the event of Executive's subsequent death, Executive's beneficiary or estate, as the case may be, as severance pay, a cash lump sum payment equal to the sum of Executive's Base Salary as of the date of termination, plus his average Annual Bonus paid during the term of this Agreement. The severance pay will be paid to the Executive in the Bank's payroll period following the effective date of the Release as described under Section 4(e)(v) of this Agreement. In the event the Executive is terminated by the Bank or the Company without Cause, the Executive, or in the event of his subsequent death, Executive's beneficiary or estate, as the case may be, will receive an additional cash payment equal to the pro-rata portion of the Executive's Annual Bonus for the year in which the Executive's employment was terminated without Cause, the amount of which, if any, shall be determined by the Board at the time the Board customarily reviews the achievement by senior executives of their respective annual performance goals. The timing of the payment of the pro-rata Annual Bonus, if any, shall be in accordance with the Bank's established practice and subject to the execution of a Release as provided in paragraph (v) of this Section 4(e) .

(iii)	In addition, the Bank shall pay to Executive the COBRA Payments on a monthly basis commencing with the first month following Executive's date of termination and continuing until the earlier of (A) the sixth (011) month following Executive's date of termination; or (B) such time that the Executive first becomes eligible for health insurance coverage with another employer.

(iv)	"Good Reason" exists if, without Executive's express written consent, any of the following occurs:

(A)	a material reduction in Executive's Base Salary;

(B)	a material reduction in Executive's authority, duties or responsibilities from the position and attributes associated with the Executive Position;

(C)	Executive ceases to report to the Board; or

(D)	a change in the geographic location at which Executive must perform services for the Bank by more than 50 miles from the location where it is contemplated that Executive will be performing Executive's duties; provided, however that Executive being requested to oversee activities in (not relocate to) branches outside of New York State shall not constitute "Good Reason" under this Section 4(e)(iv).

(v)	Executive shall not be entitled to any payments or benefits under this Section 4(e) unless and until Executive executes a release of claims (the "Release") against the Bank and any affiliate, and their officers, directors, successors and assigns, releasing said persons from any and all claims, rights, demands, causes of action, suits, arbitrations or grievances relating to the employment relationship, including claims under the Age Discrimination in Employment Act, but not including claims for benefits under tax-qualified plans or other benefit plans in which Executive is vested, claims for benefits required by applicable law or claims with respect to obligations set forth in this Agreement that survive the termination of this Agreement. The Release must be executed and become irrevocable by the 60th day following the date of Executive's termination of employment, provided that if the 60-day period spans two (2) calendar years, then, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the payments and benefits described in this Section 4(e) will be paid, or commence, in the second calendar year.

(f)            Non-Renewal by the Board. In the event the Board elects not to renew this Agreement by giving notice of non-renewal as herein provided, this Agreement and Executive's employment shall terminate at the end of the then current term of this Agreement. Such termination shall constitute a termination Without Cause for purposes of this Agreement.

(g)            Effect on Status as a Director. In the event of Executive's termination of employment under this Agreement for any reason, such termination shall also constitute Executive's resignation as a director of the Bank or the Company, or any subsidiary or affiliate thereof, to the extent Executive is acting as a director of any of the aforementioned entities.

5.	CHANGE IN CONTROL.

(a)            Change in Control Defined. For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any of the following events in accordance with Code Section 409A and the regulations and guidance of general application thereunder issued by the U.S. Department of the Treasury, including:

(i)	Change in Ownership: the date any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) accumulates ownership of Company stock constituting more than 50% of the total voting power of Company stock;

(ii)	Change in Effective Control: the date that (A) any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires within a 12-month period ownership of Company stock possessing 40% or more of the total voting power of Company stock, or (B) a majority of the Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Company's board of directors; or

(iii)	Change in Ownership of a Substantial Portion of Assets: the date that any one person or persons acting as a group (but excluding an intra family acquisition or transfer of stock between members of the Morrison family) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or the Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company or the Bank immediately prior to such acquisition.

(b)            Change in Control Benefits. In the event of a termination of Executive's employment by the Employer (or its successor) Without Cause or by Executive With Good Reason upon or within 12 months of a Change in Control that occurs during the Term, the Bank (or any successor) shall: (i) pay or provide to Executive any Accrued Obligations; and (ii) pay Executive, or in the event of Executive's subsequent death, Executive's beneficiary or estate, as severance pay an amount equal to the sum of two (2) times: (i) Executive's Base Salary (at the rate in effect when the Change in Control occurs or, if higher, at the rate in effect on Executive's date of termination) and (ii) his average Annual Bonus paid during the term of this Agreement. In addition, to the cash payment provide in this paragraph (b), the Bank shall pay to Executive an additional lump sum cash payment equal to twelve (12) times the monthly COBRA charge in effect on the Executive's date of termination for the type of bank-provided group health plan coverage in effect for Executive (e.g., family coverage) on his date of termination. Notwithstanding the foregoing, the payments provided in this Section 5(b) shall be payable to Executive in lieu of any payments or benefits that are payable under Section 4(e). Unless otherwise delayed under Section 11(d) of this Agreement, the payments under this paragraph (b) shall be made within 30 days of Executive's termination of employment.

(c)            280G. Notwithstanding the preceding paragraphs of this Section, if the payments and benefits to be afforded to Executive under Section 5 hereof (the "Severance Benefits") either alone or together with other payments and benefits which Executive has the right receive from the Company or the Bank (or any affiliate) would constitute a "parachute payment" under Section 280G of the Code, and but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Severance Benefits shall be reduced (the "Benefit Reduction") by the minimum amount necessary to result in no portion of the Severance Benefits being subject to the Excise Tax. All determinations required to be made under this Section 5(c) shall be made by tax counsel or a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Bank prior to a Change in Control and reasonably acceptable to Executive, which determinations shall be conclusive and binding on Executive and the Employer absent manifest error.

6.	COVENANTS OF EXECUTIVE AFTER TERMINATION OF EMPLOYMENT

(a)            Covenant Not to Solicit Employees.

The Executive agrees not to solicit directly or indirectly the services of any officer or employee of the Bank for two (2) years after the Executive's employment termination.

(b)            Covenant Not to Compete.

(i)           The Executive covenants and agrees not to compete directly or indirectly with the Employer for a period of one (1) year after termination of his employment. For purposes of this Section 6.2:

(ii)           the term compete means:

(A)          providing financial products or services on behalf of any financial institution for any person residing in the territory,

(B)           assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(C)           inducing or attempting to induce any person who was a customer of the Employer at the date of the Executive's employment termination to seek financial products or services from another financial institution.

(iii)          the words directly or indirectly mean:

(A)          acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Employer in the territory, or

(B)           communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Employer when the Executive's employment terminated.

(iv)	the term customer means any person, business entity or other corporation to whom the Employer is providing financial products or services on the date of the Executive's employment termination.

(v)	the term financial institution means any bank, savings association, or bank or savings association holding company, trust company, credit union, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Employer or any of its affiliated companies.

(vi)	financial product or service means any product or service that a financial institution, wealth management company or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under 14 Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Employer or an affiliate of the Employer on the date of the Executive's employment termination, including but not limited to banking and wealth management activities and activities that are closely related and a proper incident to banking and wealth management.

(vii)	the term person means any individual or individuals, Company, partnership, fiduciary or association.

(viii)	the term territory means the area within a 50-mile radius from any county in which the Employer has a branch at the date of the Executive's employment termination.

(ix)	If any provision of this Section or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c)	Article 6 Survives Termination But Is Void After a Change in Control.

The rights and obligations set forth in this Article 6 shall survive termination of this Agreement. However, Article 6 shall become null and void effective immediately upon a Change in Control.

(d)	Confidentiality.

Executive recognizes and acknowledges that the knowledge of the business activities, plans for business activities, and all other proprietary information of the Employer, as it may exist from time to time, are valuable, special and unique assets of the business of the Employer. Executive will not, during or after the term of Executive's employment, disclose any knowledge of the past, present, planned or considered business activities or any other similar proprietary information of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Employer. Further, Executive may disclose information regarding the business activities of the Employer to any bank regulator having regulatory jurisdiction over the activities of the Employer pursuant to a formal regulatory request and may disclose information that generally becomes known to and available for use by the public, if not disclosed as a result of Executive's wrongful act or omission. In the event of a breach or threatened breach by Executive of the provisions of this Section, the Employer will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Employer or any other similar proprietary information, or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from Executive.

(e)	Information/Cooperation.

Executive shall, upon reasonable notice, furnish such information and assistance to the Employer as may be reasonably required by the Employer, in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Employer or any affiliates of the Employer.

(f)	Enforcement.

Except as otherwise provided, all payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 6, to the extent applicable. The parties hereto, recognizing that irreparable injury will result to the Employer, the business and property of the Employer in the event of Executive's breach of this Section 6, agree that, in the event of any such breach by Executive, the Employer will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive and all persons acting for or with Executive. Executive represents and admits that Executive's covenants set forth in this Section 6 are reasonable. Nothing herein will be construed as prohibiting the Employer from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive. Executive agrees that Executive will submit to personal jurisdiction of the courts of the State of New York in any action by the Employer to enforce an arbitration award against the Executive or to obtain interim injunctive or other relief pending an arbitration decision.

7.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid by check or direct deposit from the general funds of the Bank (or any successor of the Bank).

8.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement, along with any agreement referenced herein, contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.

9.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)           The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

10.	MODIFICATION AND WAIVER.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)            No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.	REQUIRED PROVISIONS.

Notwithstanding anything herein contained to the contrary, the following provisions shall apply:

(a)           The Board may terminate Executive's employment at any time, but any termination by the Bank's Board other than termination for Cause shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive's termination for Cause.

(b)            Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

(c)            Notwithstanding anything else in this Agreement to the contrary (with the exception of Section 4(c)(i)), Executive's employment shall not be deemed to have been terminated unless and until Executive has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)           Notwithstanding the foregoing, if Executive is a "specified employee" (i.e., a "key employee" of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive's Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive's Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement.

(e)            If the Bank cannot provide Executive or Executive's dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Executive or Executive's beneficiary or estate in the event of death a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment shall be made in a lump sum within 30 days after the later of Executive's date of termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.

(f)           The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each payment under this Agreement that is made within 2-1/2 months following the end of the year that contains the termination date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each payment under this Agreement that is made later than 2-'/2 months following the end of the year that contains the termination date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, as specified below.

(g)          To the extent necessary to comply with Section 409A, references in this Agreement to "termination of employment" or "terminates employment" (and similar references) shall have the same meaning as "Separation from Service" under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations ("Separation from Service"), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Executive incurs a Separation from Service.

(h)          To the extent that any payment of or reimbursement by the Bank to the Executive of eligible expenses under this Agreement constitutes a "deferral of compensation" within the meaning of Section 409A (a "Reimbursement") (i) the Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Bank expense reimbursement policy or specifically provided otherwise in this Agreement, the Bank shall make the Reimbursement to the Executive on or before the last day of the calendar year following the calendar year in which the Executive incurred the eligible expense; (iii) the Executive's right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the termination date occurs

(i)            Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive's ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies") about a possible securities law violation without approval of the Bank (or any affiliate). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Bank (or any affiliate) related to the possible securities law violation. This Agreement does not limit Executive's right to receive any resulting monetary award for information provided to any Government Agency.

12.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.	GOVERNING LAW.

This Agreement shall be interpreted, governed and enforced by the laws of the State of New York (without regard to its conflicts of laws rules), but only to the extent not superseded by federal law.

14.	ARBITRATION.

In the event of any controversy, dispute or claim arising out of or related to this Agreement or Executive's employment by the Employer, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall, except as otherwise provided for herein be finally settled by expedited arbitration conducted by a single arbitrator selected as hereinafter provided (the "Arbitrator") in accordance with the National Rules of the American Arbitration Association ("National Rules"), subject to the following (the parties hereby agreeing that, notwithstanding the provisions of Rule 1 of the National Rules, in the event that there is a conflict between the provisions of the National Rules and the provisions of this Agreement, the provisions of this Agreement shall control):

(a)          The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA chosen by Executive and the Employer each in turn striking a name from the list until one name remains (with the Employer being the first to strike a name).

(b)          The expenses of the arbitration shall be borne by the Employer; and the Employer shall bear its own legal fees and expenses and pay, at least monthly, all of Executive's legal fees and expenses incurred in connection with such arbitration, except that Executive shall have to reimburse the Employer for his legal fees and expenses if the arbitrator finds that Executive brought an action in bad faith.

(c)          The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement; provided that no party shall be entitled to punitive or consequential damages (including, in the case of the Employer, any claim for alleged lost profits or other damages that would have been avoided had Executive remained an employee), and each party waives all such rights, if any.

(d)          The Arbitrator shall not have the power to add to nor modify any of the terms or conditions of this Agreement. The Arbitrator's decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall not substitute his or her judgment for that of the parties in the exercise of rights granted or retained by this Agreement. The Arbitrator's award or other permitted remedy, if any, and the decision shall be based upon the issue as drafted and submitted by the respective parties and the relevant and competent evidence adduced at the hearing.

(e)          The Arbitrator shall have the authority to award any remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator's written decision shall be rendered within sixty (60) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrator).

Otherwise, the award shall be binding on the parties in connection with their continuing performances of this Agreement and, in any subsequent arbitral or judicial proceedings between the parties.

(f)           The arbitration shall take place in Orange County, New York.

(g)          The arbitration and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

(h)          The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

(i)           The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing.

(j)            Notwithstanding the dispute resolution procedures contained in this Section 14, either party may apply to any court sitting in Orange County, New York (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section 14.

15.	INDEMNIFICATION.

The Bank shall provide Executive (including Executive's heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and Executive's heirs, executors and administrators) in accordance with the charter and bylaws of the Bank and to the fullest extent permitted under applicable law against all expenses and liabilities (including attorneys' fees) reasonably incurred by Executive in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of Executive having been a director or officer of the Bank or any subsidiary or affiliate of the Bank.

16.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Orange Bank&Trust Company
212 Dolson Avenue
Middletown, NY 10940
Attention: Chief Executive Officer

To Executive:	Most recent address on file with the Bank

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates below.

ORANGE BANK & TRUST COMPANY

12/21/18	By:	/s/ Louis Heimbach
Date	Name:	Louis Heimbach
	Title:	Chairman

EXECUTIVE

12/21/18	/s/ Michael J. Gilfeather
Michael J. Gilfeather